Exhibit 99.1

                  Natus Medical Announces Record 2007
                   Second Quarter Financial Results

    - Company Reports Record Second Quarter Revenue and Earnings

    - Updates 2007 Revenue and Earnings Guidance


    SAN CARLOS, Calif.--(BUSINESS WIRE)--Aug. 2, 2007--Natus Medical Incorporated (Nasdaq:BABY) today announced financial results for the three and six month periods ended June 30, 2007.

    For the second quarter ended June 30, 2007, Natus reported revenue of $28.3 million, representing a 42% increase from $20.0 million in the comparable quarter of the previous year. The Company reported net income of $2.3 million, or $0.10 per diluted share, for the second quarter of 2007, compared with net income of $1.4 million, or $0.07 per diluted share, for the second quarter of 2006.

    For the six months ended June 30, 2007, the Company reported net income of $3.8 million, or $0.17 per diluted share, compared to a loss of $3.3 million, or $(0.18) per share, for the comparable period in 2006. The results for the 2006 period included a charge for in-process research and development associated with the acquisition of Bio-logic Systems Corp. in January 2006. Excluding this charge, non-GAAP earnings for the six months ended June 30, 2006 were $2.6 million, or $0.13 per diluted share. The results for the first six months of 2007 reflect increases in net income and earnings per share of 48% and 31%, respectively, compared to the non-GAAP results in 2006.

    Jim Hawkins, President and Chief Executive Officer of the Company said, "I am pleased with our record results for the second quarter. The quarter was led by strong growth in our worldwide hearing screening business and the results of our most recent acquisition, Olympic Medical.

    "As we previously reported, we increased spending for infrastructure in the first quarter. In the second quarter of this year, our general and administrative expenses have come down to more normal levels. Our higher level of spending on R&D initiatives has continued into the second quarter, most notably for our hearing and EEG product lines, but we expect that our expenditures for these projects should be winding down in the fourth quarter."

    "In transitioning production of the Olympic Cool-Cap from clinical units to commercial units, we updated many of its components. Because of its Class III device status, these component updates must receive FDA pre-market approval. Consequently, in June we put a hold on shipments of Cool-Cap units. While this delay impacted shipments, it did not have an adverse impact on orders. We held up approximately $500,000 of Cool-Cap shipments in the second quarter because of this issue. We will resume shipments of the Cool-Cap upon FDA approval of the new components, which we anticipate happening in the third quarter," added Hawkins.

    "Even with this shipping delay, we still had an excellent quarter with record results. Through our internal product development and acquisitions we have developed market-leading positions for a number of our products. We remain confident in our strategy as we continue to position the company for growth in 2008 and beyond," said Hawkins.

    During 2006 the Company completed the acquisitions of Bio-logic Systems, Deltamed, and Olympic Medical, in January, September, and October, respectively. The acquisitions of Deltamed and Olympic contributed to the reported revenue growth in the second quarter 2007.

    As of June 30, 2007 the Company had cash and cash equivalents of $18.3 million, stockholders' equity of $107 million, working capital of $39 million, and no long-term debt.

    2007 Guidance

    Natus increased its revenue guidance for the full year 2007. For the full year 2007, the Company now expects revenue to range from $118.3 million to $119.3 million. The Company had previously said revenue would range from $117.5 million to $119.0 million. The Company reiterated its earnings per share guidance, which it expects to range from $0.49 to $0.52 per share.

    Natus also increased its previously announced revenue guidance for the third quarter of 2007. For the third quarter of 2007, the Company expects revenue to range from $30.0 million to $30.5 million. The Company had previously said revenue would range from $29.5 million to $30.0 million. The Company reiterated its earnings per share guidance, which it expects to range from $0.13 to $0.14. This compares to revenue of $21.8 million and earnings per share of $0.09 reported in the third quarter of 2006.

    For the fourth quarter of 2007, the Company expects revenue to range from $32.9 million to $33.4 million and earnings per share to range from $0.19 to $0.21. This compares to revenue of $28.8 million and earnings per share of $0.02 reported in the fourth quarter of 2006. The results for the 2006 period included a $3.9 million charge for acquired in-process research and development associated with the acquisition of Olympic Medical.

    The Company expects that it will utilize tax net operating loss carryforwards to significantly reduce its taxable income in 2007, such that it will pay taxes at a rate of only 12% to 15% for the year.

    The Company's 2007 guidance is on a GAAP basis, including the impact of expensing employee equity-based compensation, which the Company expects to be approximately $2.1 million for the full year 2007. The Company's guidance does not include the impact of any one-time acquisition or restructuring related charges. All earnings per share amounts are on a diluted basis.

    Use of Non-GAAP Financial Measures

    In addition to disclosing financial results calculated in accordance with GAAP, this release contains non-GAAP financial measures that exclude the effects of costs associated with the January 5, 2006 acquisition of Bio-logic Systems Corp. The Company believes that the presentation of results excluding this acquisition-related charge provides meaningful supplemental information to both management and investors that is indicative of the Company's core operating results. The Company also believes the in-process research and development charge is not indicative of resources devoted to ongoing research and development efforts. Therefore, the Company believes the non-GAAP financial measures facilitate comparison of operating results across reporting periods. A reconciliation between the Company's results of operations on a GAAP and non-GAAP basis for the periods reported is included as part of the condensed consolidated statements of operations at the end of the Company's financial results release.

    The Company believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing the Company's performance and when planning, forecasting, and analyzing future periods. The non-GAAP financial measures also facilitate management's internal comparisons to the Company's historical performance. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for or superior to financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated.

    Conference Call

    Natus has scheduled an investment-community conference call to discuss this announcement beginning at 11:00 a.m. Eastern Time today (8:00 a.m. Pacific Time). Individuals interested in listening to the conference call may do so by dialing (866) 700-7101 for domestic callers, or (617) 213-8837 for international callers, and entering reservation code 28035577. A telephone replay will be available for 48 hours following the conclusion of the call by dialing (888) 286-8010 for domestic callers, or (617) 801-6888 for international callers, and entering reservation code 36859792.

    The conference call also will be available real-time via the Internet at http://investor.natus.com, and a recording of the call will be available on the Company's Web site for 90 days following the completion of the call.

    About Natus Medical Incorporated

    Natus is a leading provider of healthcare products used for the screening, detection, treatment, monitoring and tracking of common medical ailments such as hearing impairment, neurological dysfunction, epilepsy, sleep disorders, and newborn care. Product offerings include computerized neurodiagnostic systems for audiology, neurology, polysomnography, and neonatology, as well as newborn care products such as hearing screening systems, phototherapy devices for the treatment of newborn jaundice, head-cooling products for the treatment of brain injury in newborns, and software systems for managing and tracking disorders and diseases for public health laboratories.

    Additional information about Natus Medical can be found at www.natus.com.

    This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, particularly statements regarding the expectations, beliefs, plans, intentions and strategies of Natus. These forward-looking statements include, but are not limited to, statements regarding future revenue, expenses, cash tax rates, earnings growth, anticipated revenue and profitability for the third quarter, fourth quarter, and full year 2007, and the timing for resumption of shipment of Cool-Cap units. These statements relate to future events or Natus' future financial performance or results, and involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance, or achievements to differ materially from those expressed or implied by the forward-looking statements. Forward-looking statements are only predictions and the actual events or results may differ materially. Natus cannot provide any assurance that its future results or the results implied by the forward-looking statements will meet expectations. Our future results could differ materially due to a number of factors, including the effects of competition, challenges incurred in integrating acquired companies, the demand for our products and services, our ability to expand our sales in international markets, our ability to maintain current sales levels in a mature domestic market, our ability to control costs, and risks associated with bringing new products to market and integrating acquired businesses. Natus disclaims any obligation to update information contained in any forward-looking statement.

    More information about potential risk factors that could affect the business and financial results of Natus is included in Natus' annual report on Form 10-K for the year ended December 31, 2006, and its quarterly reports on Form 10-Q, and in other reports filed from time to time by Natus with the U.S. Securities and Exchange Commission.



             NATUS MEDICAL INCORPORATED AND SUBSIDIARIES
      UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
               (in thousands, except per share amounts)

                                      Three Months      Six Months
                                          Ended            Ended
                                      June    June     June    June
                                      2007    2006     2007    2006
                                     ------- -------  ------- -------

Revenue                              $28,260 $19,966  $55,310 $39,349
Cost of revenue                       10,151   7,216   20,326  14,509
                                     ------- -------  ------- -------
   Gross profit                       18,109  12,750   34,984  24,840
                                     ------- -------  ------- -------
Operating expenses:
   Marketing and selling               6,900   4,993   13,395  10,156
   Research and development            4,372   2,459    8,196   4,949
   General and administrative          3,589   2,779    7,698   4,933
   Acquired IPR&D                          -       -        -   5,900
                                     ------- -------  ------- -------
      Total operating expenses        14,861  10,231   29,289  25,938
                                     ------- -------  ------- -------
Income from operations                 3,248   2,519    5,695  (1,098)
                                     ------- -------  ------- -------
Other income/(expense):
   Interest income                       184      75      370     244
   Interest expense                        -    (173)       -    (339)
   Other income, net                      50      80      105     (36)
                                     ------- -------  ------- -------
      Total other income/(expense)       234     (18)     475    (131)
                                     ------- -------  ------- -------
Income before provision for income
 tax                                   3,482   2,501    6,170  (1,229)

Provision for income tax               1,156   1,130    2,325   2,079
                                     ------- -------  ------- -------

Net income (loss)                    $ 2,326 $ 1,371  $ 3,845 $(3,308)
                                     ======= =======  ======= =======
Earnings (loss) per share:
   Basic                             $  0.11 $  0.07  $  0.18 $ (0.18)
   Diluted                           $  0.10 $  0.07  $  0.17 $ (0.18)

Weighted-average shares used to
 compute
   Basic earnings per share           21,584  18,597   21,525  18,541
   Diluted earnings per share         22,830  19,923   22,783  18,541




             NATUS MEDICAL INCORPORATED AND SUBSIDIARIES
          RECONCILIATION OF NON-GAAP ADJUSTMENTS (UNAUDITED)
               (in thousands, except per share amounts)

                              Three Months Ended  Six Months Ended
                                June      June     June     June
                                2007      2006     2007     2006
                              --------- --------  ------- --------

GAAP based results:

 Net Income (loss)            $   2,326 $  1,371  $ 3,845 $(3,308)

Non-GAAP adjustments:

 Acquired in-process research
  and development (see note)          -        -        -   5,900  (a)
                              --------- --------  ------- --------


Non-GAAP net income           $   2,326 $  1,371  $ 3,845 $ 2,592
                              ========= ========  ======= ========

 Earnings per share:
  Basic                       $    0.11 $   0.07  $  0.18 $  0.14
  Diluted                     $    0.10 $   0.07  $  0.17 $  0.13

 Weighted-average shares used
  to compute
   Basic earnings per share      21,584   18,597   21,525  18,541
   Diluted earnings per share    22,830   19,923   22,783  19,980



(a) Charges for acquired in-process research and development expense of $5,900 related to the acquisition of Bio-logic Systems Corp. on January 5, 2006. Management believes that excluding this charges facilitates comparisons of Natus' core operating results across multiple reporting periods. Since the IPR&D charge is not expected to be tax deductible, reversal of this charge has no impact on the tax provision.



    CONTACT: Natus Medical Incorporated
             Steven J. Murphy, 650-802-0400
             Chief Financial Officer
             InvestorRelations@Natus.com